Exhibit 99.1
We Display Excellence

A Significant Announcement! Today we announced a significant deal with Flextronics FLEXTRONICS TO ACQUIRE INTERNATIONAL DISPLAYWORKS Flextronics bolsters vertical integration capabilities with addition of small form factor liquid crystal displays

Summary of the Deal IDW will become a Wholly Owned Subsidiary of Flextronics The Terms of the Deal call for Flextronics to acquire all of the outstanding shares of IDW via a Stock Swap The Transaction is based on a Price of $6.55 per share of IDW Stock After the completion of the acquisition, Flextronics intends to: Establish IDW as a business unit within Flextronics Component - the unit will include IDW and 4 Flextronics Divisions: Camera Modules, TV Tuner, WiFi, and TFT Module assembly The business unit will employ approximately 8000 people across 6 factory locations and more than 10 offices Identify and implement synergies within the new business unit. Where possible move Flextronics LCD business to IDW Build upon the companies existing business and customer relationships, several of which have existed and grown since IDW's inception in 2000.

How does the Stock Swap Work Example of the swap methodology: Exchange rate is calculated by Dividing the IDW Swap Price by the Flextronics Price - This rate is fixed within a range of Flextronics stock price Value of IDW Shares at Offer Price Resulting Value of Flextronics Shares at deal price - this will fluctuate based on Flextronics Stock Price Price per share of IDW Stock in offer The formula for determining shares of Flextronics has a range of values where the exchange ratio is fixed. Outside of the range the ratio will change - there is also a limit on price that if reached will negate the deal. Flextronics will exchange all shares of IDW Stock at an exchange ratio of 0.58** ** the exchange rate is subject to change based on a "collar" the collar is an upper and lower bound of the Flextronics stock price which if exceeded will trigger a new exchange ratio or result in termination of the deal.

Why do the deal? First of all, the deal enables the two companies to leverage some powerful synergies to expand opportunities; Aligns with Flextronics and IDW strategy for vertical integration Enables economies of scale to penetrate new markets Leverages significant supply chain expertise and scope to increase efficiencies Enhances IDW's ability to leverage and drive technical innovation We have been in the process of evaluating several opportunities over the past months. This unsolicited offer resulted from negotiations with Flextronics to expand our business. It became clear during the process that IDW brought significant expertise in our market segment and a profitable, growing business base that when combined with Flextronics presented opportunity to enhance support for customers. The Deal provides our current stockholders with a significant premium to our average stock price over the last 30, 60 and 90 day average prices if they choose to cash out if not the opportunity to share in stock appreciation exists with the Flextronics shares they will receive.

This is excellent news for IDW The acquisition provides IDW with Scale, Vertical Integration leverage, Supply chain opportunity - All in line with our Vision for Growth of IDW. The resources provided by this acquisition will enable us to become a major player within the markets we currently serve We continue to operate as an entity focused on our current business goals - Integration and Synergies that will become evident give us the opportunity to dramatically increase our effectiveness and capabilities The Philosophy, Management Style, Work Ethics, Results Orientation and Customer focus between Flextronics and IDW are very much aligned

Timeline for the Deal The deal has been approved and endorsed by the Board of Directors The deal requires a vote by our shareholders we are setting up the proxy and voting structure now The target closing date of the deal is in calendar Q4 2006 The deal needs to pass the scrutiny of appropriate governmental entities (US and International) During this period as we prepare for shareholder approval we must continue to operate business as usual. We need to minimize distractions to our production and operations.

Thank You!! The exciting opportunity is a result of your hard work and dedication! Your Contributions have enabled this opportunity. This is a new Chapter for IDW - We move forward based on success we have accomplished. We have a strong track record of performance (Financially and Operationally) This is a big opportunity to significantly impact our business We need the same fabulous commitment and excellence from each of you to ensure success We will continue to provide updates and information as it becomes available and we begin to work more closely with our new expanded Team!